Exhibit A

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: November 23, 2018

InvaGen Pharmaceuticals Inc.

By:	/s/ Deepak Agarwal
	Name:	Deepak Agarwal
	Title:	Director

Cipla (EU) Limited

By:	/s/ Christos Kartalis
	Name:	Christos Kartalis
	Title:	Director

Cipla Limited
/s/ A.S. Kumar
	Name:	A.S. Kumar
	Title:	Global General Counsel and Executive Vice President